                       Exhibit 23.1

CONSENT OF RYDER SCOTT COMPANY

The undersigned hereby consents to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K of Adams Resources & Energy, Inc. for the year ended December 31, 2009 (the “Annual Report”).  We hereby further consent to the inclusion in the Annual Report of our report entitled “Adams Resources Exploration Corporation – Estimated Future Reserves and Income Attributable to Certain Leasehold Interests – SEC Parameters – As of December 31, 2009” and to the inclusion of our report dated February 25,2010 as an exhibit to the Annual Report.

 /s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration  No. F-1580
Houston, Texas
March 23, 2010